Exhibit 99.2

Kochav Defense Acquisition Corp. Announces Completion of $253 Million IPO

New York, NY, May 29, 2025 (GLOBE NEWSWIRE) -- Kochav Defense Acquisition Corp. (NASDAQ: KCHVU) (the “Company”) today announced the closing of its initial public offering of 25,300,000 units, at a price of $10.00 per unit, which includes 3,300,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full, resulting in gross proceeds of $253,000,000. The Company’s units are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “KCHVU” and began trading on May 28, 2025. Each unit issued in the offering consists of one Class A ordinary share of the Company and one right to receive one seventh (1/7) of a Class A ordinary share upon the consummation of the Company’s initial business combination. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to be listed on Nasdaq under the symbols “KCHV” and “KCHVR,” respectively.

Concurrently with the closing of the initial public offering, the Company closed on a private placement of 524,050 units at a price of $10.00 per unit, resulting in gross proceeds of $5,240,500. The private placement units are identical to the units sold in the initial public offering, subject to certain limited exceptions as described in the final prospectus.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographical location, it intends to focus on the defense and aerospace industries. The Company’s management team is led by Menny Shalom, its Chief Executive Officer and a director, and Asaf Yarkoni, its Chief Financial Officer. Doron Dovrat, Yair Ramati and Gill Zaphrir are independent directors.

SPAC Advisory Partners LLC, a division of Kingswood Capital Partners, LLC, acted as the sole book-running manager for the offering. Ellenoff Grossman & Schole LLP, and Appleby (Cayman) Ltd., served as legal counsel to the Company, and Loeb & Loeb LLP served as legal counsel to the underwriters.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on May 27, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained, when available, by contacting Kingswood Capital Partners, LLC, 126 East 56th Street, Suite 22S, New York, NY 10022, or by calling 212-487-1080 or emailing Syndicate@kingswoodUS.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds and search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated.  Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

Kochav Defense Acquisition Corp.
Menny Shalom
ms@kochav.co